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Exhibit 10.18

        [*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LOAN AND SECURITY AGREEMENT

DISPLAYTECH, INC.

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8	EVENTS OF DEFAULT		8
	8.1	Payment Default	8
	8.2	Covenant Default	8
	8.3	Material Adverse Change	8
	8.4	Attachment	8
	8.5	Insolvency	9
	8.6	Other Agreements	9
	8.7	Judgments	9
	8.8	Misrepresentations	9
	8.9	Management Change	9
9	BANK'S RIGHTS AND REMEDIES		9
	9.1	Rights and Remedies	9
	9.2	Power of Attorney	10
	9.3	Bank Expenses	10
	9.4	Bank's Liability for Collateral	10
	9.5	Remedies Cumulative	10
	9.6	Demand Waiver	10
10	NOTICES		11
11	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		11
12	GENERAL PROVISIONS		11
	12.1	Successors and Assigns	11
	12.2	Indemnification	11
	12.3	Time of Essence	11
	12.4	Severability of Provision	11
	12.5	Amendments in Writing, Integration	11
	12.6	Counterparts	12
	12.7	Survival	12
	12.8	Confidentiality	12
	12.9	Attorneys' Fees, Costs and Expenses	12
13	DEFINITIONS		12
	13.1	Definitions	12

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        This LOAN AND SECURITY AGREEMENT (the "Agreement") dated as of April 4, 2003, between SILICON VALLEY BANK ("Bank"), whose address is 4410 Arapahoe Avenue, Suite 200, Boulder, Colorado 80303 (facsimile no. 303-938-0486), and DISPLAYTECH, INC., a Colorado corporation ("Borrower"), whose address is 2602 Clover Basin Drive, Longmont, Colorado 80503 (facsimile no. 303-772-2193), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

        All capitalized terms used herein shall have the meanings set forth in Section 13 of this Agreement. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2 LOAN AND TERMS OF PAYMENT

2.1   Promise to Pay.

        Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 Term Loans.

        (a)   Bank will make the Term Loan available to Borrower on the Closing Date as working capital for the purpose of paying off certain current outstanding lease indebtedness owed to Transamerica Technology Finance Corporation by Borrower (the "Transamerica Indebtedness").

        (b)   Borrower will pay twenty-four (24) equal installments of principal and interest of $30,578.25 on the Term Loan (the "Term Loan Payment"). The first Term Loan Payment shall be due on the Closing Date. Every other Term Loan Payment is payable on the first day of each month thereafter during the term of the loan. Borrower's final Term Loan Payment shall be due on the Term Loan Maturity Date, and shall be in an amount necessary to satisfy in full all outstanding Term Loan principal and accrued interest on the Term Loan through such date. The Term Loan may not be reborrowed once repaid.

2.2   Interest Rate, Payments.

2.2.1 As to Term Loans.

        (a)   Interest Rate. The Term Loan accrues interest at a per annum rate equal to the Prime Rate as of the Closing Date plus one and one-half percent (1.5%), which is 5.75%. The interest rate shall be fixed as of the Closing Date. After an Event of Default, Obligations accrue interest at five percent above the rate effective immediately before the Event of Default. Interest is computed on a 360 day year for the actual number of days elapsed.

        (b)   Final Payment. On the Term Loan Maturity Date, Borrower will pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to the Term Loan, an amount equal to the Final Payment.

        (c)   Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default or otherwise, then Borrower will immediately pay to Bank (i) all outstanding principal of the Term Loan, (ii) all unpaid accrued interest on the Term Loan through the date of prepayment, (iii) if such prepayment requirement occurs within twelve months after the Closing Date, an amount equal to 1% of the original principal amount of the Term Loan, (iv) the Final

Payment, and (v) all other Obligations, if any, that shall have become due and payable with respect to this Agreement.

        (d)   Permitted Prepayment of Loan. Borrower shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrower (i) provides written notice to Bank to prepay the Term Loan prior to such prepayment, and (ii) pays, on the date of the prepayment (A) all outstanding principal of the Term Loan; (B) all unpaid accrued interest on the Term Loan through the date of the prepayment; (C) if such prepayment occurs within twelve months after the Closing Date, an amount equal to 1% of the original principal amount of the Term Loan; (D) the Final Payment, and (E) all other Obligations, if any, that shall have become due and payable hereunder with respect to this Agreement.

2.2.2 Request to Debit Accounts.

        Borrower authorizes Bank to debit any of Borrower's deposit accounts including Account Number 3300364560 for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower of all debits that Bank makes against Borrower's accounts. These debits to Borrower's account are not a set-off.

2.3   Fees.

        In addition to any other fees due and payable to Bank by Borrower as set forth in this Agreement, Borrower will pay:

        (a)   Facility Fee. A fully earned, non-refundable facility fee of $2,500.00 for the Term Loan due on the Closing Date; and

        (b)   Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3 CONDITIONS OF LOANS

3.1   Conditions Precedent to Term Loan.

        Bank's obligation to make the Term Loan is subject to the condition precedent that it receive the agreements, documents and fees it requires.

4 CREATION OF SECURITY INTEREST

4.1   Grant of Security Interest.

        Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.1.1 Authorization to File.

        Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5 REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

5.1   Due Organization and Authorization.

        Borrower and each Subsidiary is duly existing and in good standing in its state of incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of incorporation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of incorporation.

        The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2   Collateral.

        Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Except as set forth in the Schedule, Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. No part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change, and, to the knowledge of Borrower's Responsible Officers, each Patent is valid and enforceable.

5.3   Litigation.

        Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4   No Material Adverse Change In Financial Statements.

        All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5   Solvency.

        Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6   Regulatory Compliance.

        Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). To the knowledge of Borrower's Responsible Officers, Borrower has compiled in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7   Investments in Subsidiaries.

        Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8   Inside Debt.

        Except as shown in the Schedule, Borrower presently does not owe any indebetedness to its officers, directors and shareholders.

5.9   Full Disclosure.

        No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6 AFFIRMATIVE COVENANTS

        Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1   Government Compliance.

        Borrower will maintain its and all Subsidiaries' legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2   Financial Statements, Reports, Certificates.

        (a)   Borrower will deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any Schedule of Borrower or knowledge of an event that materially adversely affects the value of the Intellectual Property.

        (b)   Within thirty (30) days after the last day of each month, Borrower will deliver to Bank an aged listings of accounts receivable and accounts payable by invoice date certified by a Responsible Officer and in a form acceptable to Bank.

        (c)   Within thirty (30) days after the last day of each month and one hundred twenty (120) days after the last day of Borrower's fiscal year, Borrower will deliver to Bank with the monthly or annual financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

        (d)   Allow Bank to audit Borrower's Collateral at Borrower's expense. Such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.

6.3   Inventory; Returns.

        Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

6.4   Taxes.

        Borrower will make, and cause each Subsidiary to make, timely payment of all federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5   Insurance.

        Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6   Primary Accounts.

        Borrower will maintain its primary depository and operating accounts with Bank.

6.7   Financial Covenants.

        Borrower will maintain as of the last day of each month:

        (a)   Liquidity Coverage. A Liquidity Coverage Ratio of not less than 1.75 to 1.00.

6.8   Subordination of Inside Debt.

        All Present and future indebtedness of Borrower to its officers, directors and shareholders, shall, at all times, be Subordinated Debt.

6.9   Registration of Intellectual Property Rights.

        Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office its Patents within thirty (30) days of the date of this Agreement, and, if Borrower's management determines it is necessary for protection of the Intellectual Property, additional Intellectual Property rights developed or acquired including revisions or additions with any product before the sale or licensing of the product to any third party.

        Borrower will (a) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (b) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank's written consent.

6.10 Further Assurances.

        Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7 NEGATIVE COVENANTS

        Borrower will not do any of the following without Bank's prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend and there are any outstanding Obligations:

7.1   Dispositions.

        Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including any Intellectual Property as limited by the Negative Pledge Agreement between the parties, except for Transfers (a) of Inventory in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) of worn-out or obsolete Equipment.

7.2   Changes in Business, Ownership, or Locations of Collateral.

        Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than thirty-five percent (35%) (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies the venture capital investors prior to the closing of the investment). Borrower will not, without at least thirty (30) days prior written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (such as warehouses) in which Borrower maintains or stores over $5,000 in Collateral.

7.3   Mergers or Acquisitions.

        Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (b) such transaction would not result in a decrease of more than ten percent (10%) of Tangible Net Worth and (c) the consideration delivered by Borrower does not require the creation of any indebtedness. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4   Indebtedness.

        Create, incur, assume, or be liable for any indebtedness, or permit any Subsidiary to do so, other than Permitted indebtedness.

7.5   Encumbrance.

        Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6   Distributions; Investments.

        Except as set forth in Section 7.3, directly or indirectly acquire or own any Person, or make any investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Other than as required by the terms of the Series E Preferred Stock of the Borrower, pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7   Transactions with Affiliates.

        Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

7.8   Subordinated Debt.

        Make or permit any payment on any Subordinated Debt or any indebtedness owed to Hewlett-Packard Company, except under the terms of the Subordinated Debt (not including any acceleration provisions), or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9   Compliance.

        Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8 EVENTS OF DEFAULT

        Any one of the following is an event of default ("Event of Default");

8.1   Payment Default.

        If Borrower fails to pay any of the Obligations within three (3) Business Days after their due date, however, during such period no Credit Extensions will be made;

8.2   Covenant Default.

        (a)   If Borrower fails to perform any obligation under Sections 6.2 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement, or

        (b)   If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3   Material Adverse Change.

        If there (a) occurs a material adverse change in the general affairs, management, business, operations, or condition (financial or otherwise) of Borrower, or (b) is a material impairment of the prospect of repayment of any portion of the Obligations; or (c) is a material impairment of the value or priority of Bank's security interests in the Collateral (the foregoing being defined as a "Material Adverse Change");

8.4   Attachment.

        If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5   Insolvency.

        If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6   Other Agreements.

        If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7   Judgments.

        If a money judgment(s) in any single judgment of at least $50,000 or in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for ten (10) days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8   Misrepresentations.

        If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9   Management Change.

        If the individuals serving as chief executive officer and chief financial officer of Borrower as of the Closing Date cease to hold such positions.

9 BANK'S RIGHT'S AND REMEDIES

9.1   Rights and Remedies.

        When an Event or Default occurs and continues Bank may, without notice or demand, do any or all of the following:

        (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

        (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

        (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

        (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

        (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

        (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

        (g)   Dispose of the Collateral according to the Code.

9.2   Power of Attorney.

        Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (c) make, settle, and adjust all claims under Borrower's insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest, if Borrower has failed to sign such documents within five days after Bank's request that Borrower do so, regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3   Bank Expenses.

        If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and Immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.4   Bank's Liability for Collateral.

        If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5   Remedies Cumulative.

        Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.6   Demand Waiver.

        Except as specifically provided in Section 9.2, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10 NOTICES

        All notices or demands by any party about this Agreement or any other related agreement must be in writing and shall be deemed delivered (a) when personally delivered, (b) one Business Day after being sent by an overnight delivery service, (c) three Business Days after begin sent by certified mail, postage prepaid, return receipt requested, or (d) upon confirmation of delivery when sent by telefacsimile, all to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        Colorado law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Boulder County, Colorado.

        BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. Initial [ILLEGIBLE]

12 GENERAL PROVISIONS

12.1 Successors and Assigns.

        This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2 Indemnification.

        Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3 Time of Essence.

        Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision.

        Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration.

        All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 Counterparts.

        This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival.

        All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality.

        In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank's examination or audit and (e) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys' Fees, Costs and Expenses.

        In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13 DEFINITIONS

13.1 Definitions.

        In this Agreement:

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which Bank is closed.

        "Closing Date" is the date of this Agreement.

        "Code" is the Colorado Uniform Commercial Code, as applicable.

        "Collateral" is the property described on Exhibit A.

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in Interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

        "Credit Extension" is the Term Loan or any other extension of credit by Bank for Borrower's benefit.

        "Current Liabilities" are the aggregate amount of Borrower's Total Liabilities which mature within one (1) year.

        "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "Event of Default" is defined in Article 8.

        "Final Payment" is a payment (in addition to and not a substitution for the regular payments of principal and interest) due on the Term Loan Maturity Date in an amount equal to the Term Loan Amount multiplied by four percent (4%).

        "GAAP" is generally accepted accounting principles.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking re-organization, arrangement, or other relief.

        "Intellectual Property" is all of Borrower's:

        (a)   Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

        (b)   Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

        (c)   All design rights that may be available to Borrower now or later created, acquired or held;

        (d)   Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

        All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any person.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Liquidity Coverage Ratio" is the ratio of (a) unrestricted cash (and equivalents) maintained at Bank plus sixty percent (60%) of Net Accounts to (b) the Obligations under this Agreement.

        "Loan Documents" are, collectively, this Agreement, the Negative Pledge Agreement, any note, or notes executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

        "Material Adverse Change" is defined in Section 8.3.

        "Negative Pledge Agreement" is that certain negative pledge agreement between the parties as of the date hereof.

        "Net Accounts" are all Accounts less any Accounts funded pursuant to Borrower's Bill of Exchange Purchase Agreement with Bank.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

        "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Permitted Indebtedness" is:

        (a)   Borrower's indebtedness to Bank under this Agreement, any other Loan Document or the Bill of Exchange Purchase Agreement between Borrower and Bank;

        (b)   Indebtedness existing on the Closing Date and shown on the Schedule;

        (c)   Subordinated Debt;

        (d)   Indebtedness to trade creditors incurred in the ordinary course of business; and

        (e)   Indebtedness secured by Permitted Liens.

        "Permitted Investments" are:

        (a)   Investments shown on the Schedule and existing on the Closing Date; and

        (b)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue.

        "Permitted Liens" are:

        (a)   Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

        (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books;

        (c)   Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

        (d)   Licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense;

        (e)   Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

        (f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, film, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

        "Rights", as applied to the Collateral, means Borrower's rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower's power to transfer rights in such Collateral to Bank.

        "Schedule" is any schedule attached to this Agreement.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

        "Subsidiary" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Term Loan Maturity Date" is April 1, 2005.

        "Term Loan" is a loan in the principal amount of $695,004.04.

        "Term Loan Payment" is defined in Section 2.1.1(b).

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

        "Trademarks" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

        "Transamerica Indebtedness" is defined in Section 2.1.1(a).

        "Transfer" is defined in Section 7.1.

        This Loan and Security Agreement is executed by the parties as of the date set forth above:

BORROWER:
DISPLAYTECH, INC.
By:	/s/ LLOYD LEWIS
Title:	CFO
BANK:
SILICON VALLEY BANK
By:	/s/ [ILLEGIBLE]
Title:	Vice President

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following whether owned now or hereafter arising and whether Borrower has rights now or hereafter has rights therein and wherever located:

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

        All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

        All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        Notwithstanding the foregoing, the Collateral does not include any of Borrower's Intellectual Property.

        Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank's loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its Intellectual Property, without Bank's prior written consent.

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 4410 Arapahoe Ave., Suite 200 Boulder, CO 80303
FROM:	DISPLAYTECH, INC. 2602 Clover Basin Drive Longmont, CO 80503

        The undersigned authorized officer of            ("Borrower") certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending            with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC	Monthly within 30 days	Yes	No
Annual (Audited)	FYE within 120 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
A/R & A/P Agings	Monthly within 30 days	Yes	No
A/R Audit	Initial and Annually	Yes	No
Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Liquidity Coverage	1.75:1.00	:1.00	Yes	No

Have there been updates to Borrower's intellectual property?        Yes/No

        Borrower only has deposit accounts located at the following institutions:

Comments Regarding Exceptions: See Attached.

Sincerely,

DISPLAYTECH, INC.

SIGNATURE
TITLE
DATE

BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status:	Yes	No

Schedule to Loan and Security Agreement

        The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): Displaytech, Inc.

        Borrower's State of formation: Colorado

        Borrower has operated under only the following other names (if none, so state):
None

        All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):
None

        Borrower has deposit accounts and/or investment accounts located only at the following institutions:

Silicon Valley Bank; Wells Fargo Bank West N.A. ; Community First National Bank; Key Bank
(WILL CLOSE NON-SVB ACCTS SOON)

        List Acct. Numbers:

[*****]

        Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

See attached

        Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

Money Market and Investment Accounts as listed above

Indebtedness:

        Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing:

$10,000,000 principal note to Hewlett Packard
$150,000 note to Cadwalader, Wickersham, and Taft

        The following is a list of the Borrower's copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):
None

        The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office. (Please include versions which are not registered:
None

        The following is a list of all of the Borrower's patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

See attached

        The following is a list of all of the Borrower's patents which are pending with the United States Patent Office. (Please include name of the patent and a copy of the application.):

See attached

        The following is a list of all of the Borrower's registered trademarks. (Please include name of the trademark and a copy of the registration.):

See attached

        Borrower is not subject to litigation that would have a material adverse effect on the Borrower's financial condition, except the following (attach additional comments, if needed):

        Tax ID Number 84-0986353

        Organizational Number, if any: 19871599084

SCHEDULE 4.12 (a)

Summary Table

Owned and Licensed US Patents	63	Owned and Licensed US Patent Applications	31
Owned and Licensed Foreign Patents	12	Owned and Licensed Foreign Patent Applications	20
TOTAL	75	TOTAL	51

Displaytech Owned US Patents

Patent No.	Title	Issue Date	Expires
6,426,783	Continuously Viewable DC-Field Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	7/30/02	2/18/18
6,413,448	Cyclo-hexyl- and Cyclohexynl-substituted Liquid Crystals with Low Birefringence	7/20/02	4/26/19
6,369,933	Optical Correlator Having Multiple Active Components Formed on a Single	4/9/02	12/18/19
6,359,723	Optics Arrangements Including Light Source Arrangements for an Active Matrix Crystal Image Generator	3/19/02	12/12/14
6,317,112	Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	11/13/01	12/22/14
6,310,664	Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	10/30/01	2/18/18
6,247,037	Optical Correlator Having Multiple Active Components Formed on a Single Integrated Circuit	6/12/01	1/28/19
6,195,136	Optics Arrangements Including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	2/27/01	12/12/14
6,144,421	Continuously Viewable, DC-Field Balanced Reflective, Ferroelectric Liquid Crystal Image Generator	11/7/00	2/18/18
6,139,771	Mesogenic Materials with Anomalous Birefringence Dispersion and High Second Order Susceptibility	10/31/00	4/4/17
6,100,945	Compensator Arrangements for a Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Display System	8/8/00	2/18/18
6,075,577	Continuously Viewable, DC Field-Balanced, Reflective, Ferroelectric Liquid Crystal Image Generator	6/13/00	2/18/18
6,038,005	Optics Arrangements Including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	3/14/00	12/22/14
6,025,890	Beam Splitter Element including a Beam Splitting Layer and a Polarizing Layer for use in a Light Polarization Modulating Display System	2/15/00	2/20/18
6,016,173	Optics Arrangement including a Compensator Cell and Static Wave Plate For a Continuously Viewable, Reflection Mode, Ferroelectric Liquid Crystal Spatial Light Modulating System	1/18/00	2/18/18

Restricted and Confidential

5,900,976	Display System including a Polarizing Beam Splitter	5/4/99	2/20/18
5,866,036	High Tilt Ferroelectric Liquid Crystal Compounds and Compositions	2/2/99	2/2/16
5,808,800	Optics Arrangements including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	9/15/98	9/15/15
5,757,348	Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	5/26/98	5/26/15
5,753,139	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein	5/19/98	5/19/15
5,748,164	Active Matrix Liquid Crystal Image Generator	5/5/98	5/5/15
5,694,147	Liquid Crystal Integrated Circuit Display Including an Arrangement for Maintaining the Liquid Crystal at a Controlled Temperature	12/2/97	4/14/15
5,626,792	High Birefringence Liquid Crystal Compounds	5/6/97	9/6/14
5,596,451(1)	Miniature Image Generator Including Optics Arrangement	1/21/97	1/30/15
5,585,036	Liquid Crystal Compounds Containing Chiral 2-Halo-2-Methyl Ether and Ester Tails	12/17/96	12/17/13
5,552,916	Diffractive Light Modulator	9/3/96	9/3/13
5,539,555(2)	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein	7/23/96	7/23/13
5,523,864	Analog Liquid Crystal Spatial Light Modulator including an Internal Voltage Booster	6/4/96	1/26/14
5,500,748(3)	Liquid Crystal Spatial Light Modulator Including an Internal Voltage Booster	3/19/96	1/26/14
5,457,235	Halogenated Diphenyldiacetylene Liquid Crystals	10/10/95	10/10/12
5,453,218	Liquid Crystal Compounds Containing Chiral 2-Halo-2 Methyl Alkoxy Tails	9/26/95	9/26/12
5,422,037	Ferroelectric Liquid Crystal Compounds Containing Halogenated Cores and Chiral Haloalkoxy Tail Units	6/6/95	6/6/12
5,380,460	Ferroelectric Liquid Crystal Compounds Containing Chiral Haloalkoxy Tail Units and Compositions Containing Them	1/10/95	1/10/12
RE 34,726	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	9/13/94	7/14/09
5,347,378	Fast Switching Color Filters for Frame-Sequential Video Using Ferroelectric Liquid Crystal Color-Selective Filters	9/13/94	9/13/11
5,271,864	Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them	12/21/93	8/7/12
5,182,665	Diffractive Light Modulator	1/26/93	9/7/10

Restricted and Confidential

5,180,520(4)	Ferroelectric Liquid Crystal Compositions Containing Halogenated Cores and Chiral Halogenated Cores and Chiral Haloalkoxy Tail Units	1/19/93	1/19/10
5,178,791	Halogenated Diphenyldiacetylene Liquid Crystals	1/12/93	3/11/11
5,178,445(5)	Optically Addressed Spatial Light Modulator	1/12/93	1/12/10
5,167,855(4)	Ferroelectric Liquid Crystal Compositions Chiral Haloalkoxyl Tail Units	12/1/92	12/1/09
5,061,814	High Tilt Ferroelectric Liquid Crystal Compounds and Compositions	10/29/91	6/1/09
5,051,506	Ferroelectric Liquid Crystal Compounds Containing Chiral Haloalkoxy Tail Units and Compositions Containing Them	9/24/91	9/24/08
4,813,771	Electro-Optic Switching Devices Using Ferroelectric Liquid Crystals	3/21/89	10/15/07
6,507,330 B1	DC-Balanced and Non-DC-Balanced Drive Schemes for Liquid Crystal Devices	1/14/03
6,525,709	Miniature Display Apparatus and Method	2/25/03

(1)
jointly owned by Displaytech, Inc. and Martin Shenker Optical Design, Inc.

(2)
jointly owned by Displaytech, Inc. and Hoechst Aktiengesellschaft (with bilateral restrictions on field of use Based on display size; Displaytech has exclusive right to displays with an active area of 10 cm. or less in diameter, Hoechst has exclusive right to displays with an active area greater than 10 cm. in diameter)

(3)
jointly owned by Displaytech Inc. and Stephen D. Gaalema

(4)
owned solely by Displaytech Inc.; assignee data on patent cover sheet is incorrect

(5)
jointly owned by Displaytech Inc. and University of Colorado Foundation (assignment not recorded at PTO)

Restricted and Confidential

Displaytech Owned Foreign Patents

Country	Patent No.	Title	Issue Date	Expires
Canada	1,299,721	Electro-Optic Switching Devices Using Ferroelectric Liquid Crystals	4/28/92	4/28/09
Germany	69109680	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
Japan	2868774	Electro-Optic Switching Devices Using Ferroelectric Liquid Crystals	12/25/98	10/14/08
Japan	3124772	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	10/27/00	7/22/11
Korea	184,242	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	12/17/98	7/22/11
Korea	261,354	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch FLC Compositions Useful Therein	4/18/00	2/6/13
Korea	283,163	Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them	12/6/00	8/6/13
Sweden	0 540 648	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
Sweden	515 705	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch FLC Compositions Useful Therein	9/24/01	2/5/13
United Kingdom	0 540 648	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	5/10/95	7/22/11
United Kingdom	2 263 982	Ferroelectric Liquid Crystals	2/28/96	1/29/13
Canada	2,087,592	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units	4/16/02	7/22/11

Restricted and Confidential

Displaytech Owned Pending US Patent Applications

App. No.	Title	Date Filed
08/953,613	Methods and Arrangements for Using an Analog Signal to Provide Gray Scale on a Binary Pixel	10/17/97
09/045,247	Active Matrix Liquid Crystal Image Generator	3/20/98
09/313,227	RGB Illuminator with Calibration via Single Detector Servo	5/17/99
09/388,249	Non-DC-Balanced Drive Scheme for Liquid Crystal Device	9/1/99
[*****]
09/604,524	Methods and Arrangements for Improving Contrast in FLC Devices	6/27/00
09/639,500	Mesogenic Materials with Anomalous Birefringence Dispersion and High Second Order Susceptibility	8/11/00
09/653,437	Ferroelectric Liquid Crystal Devices Using Materials with a deVries Smectic A Phase	9/1/00
09/706,553	Efficient Method of Manufacturing Liquid Crystal Devices	11/2/00
09/718,843	Multi-State Light Modulator with Non-Zero Response Time and Linear Gray Scale	11/22/00
09/754,033	Alkyl Silane Liquid Crystal Compounds 1/3/01
09/753,749	Liquid Crystal Compounds Having a Silane Tail with a Perfluoroalkyl Terminal Portion	1/3/01
09/754,034	Liquid Crystalline Materials Containing Perfluoroalkyl and Alkenyl Tails	1/3/01
09/817,809	Subpixellated Reflective Microdisplays	3/14/01
09/809,741	DC-Balanced and Non-DC-Balanced Drive Schemes for Liquid Crystal Device	3/14/01
09/809,998	Data Scheduling with Banks in Reflective Microdisplays	3/14/01
09/828,295	Ferroelectric Liquid Crystal infrared Chopper	4/6/01
09/854,181	Partially Fluorinated Liquid Crystal Materials	5/11/01
09/885,862	Bookshelf Liquid Crystal Materials and Devices	6/20/01
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09/992,097	Active Matrix Liquid Crystal Image Generator with Hybrid Writing Scheme	11/5/01
09/989,976	Dual Mode Near-Eye and Projection Display System	11/20/01
[*****]
10/067,516	Optics Arrangements including Light Source Arrangements for an Active Matrix Liquid Crystal Image Generator	2/4/02
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Displaytech Owned Pending Foreign Patent Applications

Date Filed	App. No.	Country	Title
7/22/91	2,087,592	Canada	Ferroelectric Liquid Crystal Compositions Containing Chiral Haloalkoxy Tail Units
2/05/93	9300375-4	China	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/05/93	43 03 335.0	Germany	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/08/93	2088934	Canada	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
2/08/93	5-20412	Japan	High Contrast Distorted Helix Effect Electro-Optic Devices and Tight Ferroelectric Pitch Ferroelectric Liquid Crystal Compositions Useful Therein
8/04/93	5-193688	Japan	Ferroelectric Liquid Crystal Compounds with Cyclohexenyl Cores and Compositions Containing Them
12/14/95	95943444.0	Europe	Active Matrix Liquid Crystal Image Generator
2/17/99	2,321,252	Canada	Image Generating System
2/17/99	99909497.2	Europe	Image Generating System
2/17/99	2000-532773	Japan	Image Generating System
2/17/99	01100431.6	Hong Kong	Image Generating System
2/17/99	10-2000-7008981	Korea	Image Generating System
8/29/00	PCT/US00/23645	PCT	Liquid Crystal Operation
8/31/01	PCT/US01/27182	PCT	Partially Fluorinated Liquid Crystal Materials
11/20/01	PCT/US01/	PCT	Dual Mode Near-Eye and Projection Display System
11/21/01	PCT/US01/	PCT	Modulation Algorithm for Light Modulator

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Patents Licensed from Clark and Lagerwell

Country	Patent No.	Title	Issue Date	Expires
United States	RE 34,942	Surface Stabilized Ferroelectric Liquid Crystal Devices with Means for Aligning LC molecules at Omega (Alpha) from Normal to the Means	5/16/95	6/20/06
United States	RE 34,949	Surface Stabilized Ferroelectric Liquid Crystal Devices	5/23/95	9/25/07
United States	RE 34,950	Surface Stabilized Ferroelectric Liquid Crystal Devices with Means for Aligning LC Molecules at Omega(alpha) from Normal to the Means	5/23/95	3/21/06
United States	RE 34,966	Surface Stabilized Ferroelectric Liquid Crystal Devices with LC Molecules Aligned at Angle Omega (Alpha) from Normal to Substrates .	6/13/95	1/7/03
United States	RE 34,967	Surface Stabilized Ferroelectric Liquid Crystal Devices with Plural Orientation States of Different Colors or Separated by Domain Walls	6/13/95	7/13/10
United States	RE 34,973	Surface Stabilized Ferroelectric Liquid Crystal Devices with Total Reflection in One State and Transmission in Another State	6/20/95	1/28/09
United States	5,555,111	Surface Stabilized Ferroelectric Liquid Crystal Devices with Dielectric Torques Greater Than Ferroelectric Torques	9/10/96	3/21/06
United States	5,555,117	Surface Stabilized Ferroelectric Liquid Crystal Devices	9/10/96	9/10/13

Patents Licensed from University Research Corp

Patent No.	Title	Issue Date	Expires
5,168,381	Smectic Liquid Crystal Devices Using SSFLC and Electroclinic Effect Based Cells	12/1/92	12/1/09
5,178,793	Ferroelectric Liquid Crystal Compounds and Compositions	1/12/93	1/12/10
5,543,078	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	8/6/96	8/6/13
5,596,434	Self-Assembled Monolayers for Liquid Crystal Alignment	1/21/97	1/21/14
5,637,256	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	6/10/97	6/10/14
5,658,493	Ferroelectric Liquid Crystals for Nonlinear Optics Applications	8/19/97	8/19/14

US Patents Licensed from Georgia Tech Research Corp

Patent No.	Title	Issue Date	Expires
6,141,072	System and Method for Efficient Manufacturing of Liquid Crystal Displays	10/31/00	4/2/18
6,469,761	System and Method for Efficient Manufacturing of Liquid Crystal Displays	10/22/02	4/2/18

Restricted and Confidential

US Patent Applications Licensed from Georgia Tech Research Corp

App. No.	Title	Date Filed
09/669,180	System and Method for Efficient Manufacturing of Liquid Crystal Displays	9/25/00

Foreign Patent Applications Licensed from Georgia Tech Research Corp

Priority Date	App. No.	Country	Title
4/3/98	Not yet Avail	Japan	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4/3/98	98915254.1	Europe	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4/3/98	2,285,924	Canada	System and Method for Efficient Manufacturing of Liquid Crystal Displays
4/3/98	10-1999-7009012	S.Korea	System and Method for Efficient Manufacturing of Liquid Crystal Displays

US Patents Licensed from Agilent Technologies, Inc.

Patent No.	Title	Issue Date	Expires
6,249,269	Analog Pixel Driver Circuit for an Electro-Optical Material-Based Display Device	6/19/01	4/30/18

US Patent Applications Licensed from Agilent Technologies, Inc.

Title
Electro-Optical Material-Based Display Device Having Analog Pixel Drivers
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        BRIGHTEYES™
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        FLCD®
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        LIGHTCASTER©
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        LIGHTMONKEY™
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        LIGHTVIEW™
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        MYLIGHT™
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        WE MAKE LIGHT WORK™
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